Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-261602 and 333-261603) and Form S-8 (No. 333-250142) of Interlink Electronics, Inc., of our report dated March 16, 2021, with respect to the consolidated financial statements as of December 31, 2020 and for the year then ended, which appears in this annual report on Form 10-K.

/s/ RBSM LLP

Larkspur, CA

March 29, 2022